Exhibit I(a)(v)

Notice of redemption of the minority shareholders of

Maconomy A/S

(CVR no. 13703973)

pursuant to sections 70-72 of the Danish Companies Act

Following completion of a recommended, voluntary, conditional public tender offer announced on 3 June 2010 (the “Tender Offer”), which was prepared in accordance with executive order no. 221 of 10 March 2010 on takeovers etc., Deltek, Inc. owns 93.6 per cent of the share capital (exclusive of treasury shares) in Maconomy A/S as published in the announcement released on 6 July 2010. As a result, Deltek, Inc has determined to redeem the Maconomy shares held by the remaining shareholders of Maconomy A/S pursuant to sections 70-72 of the Danish Companies Act.

The shareholders of Maconomy A/S are therefore encouraged to transfer their shares in the company to Deltek, Inc. within a four-week period expiring on 18 August 2010

The shares will be transferred to Deltek, Inc. at a price of DKK 20.50 per share of DKK 2.00 nominal value each, and payment will be made in cash less customary brokerage fees. The price offered equals the price paid by Deltek, Inc. to the shareholders having accepted the Tender Offer.

All shares transferred to Deltek, Inc. in accordance with this notice must be free and clear of all charges or encumbrances of every nature and kind whatsoever.

Any shareholder who wishes to transfer his/her/its shares to Deltek, Inc. should request the bank at which the shares are held in a custody account to arrange for a transfer of the shares to Deltek, Inc. via Nordea Bank Danmark A/S (“Nordea Bank”). Payment of the transferred shares will be made in cash by Nordea Bank via the VP Securities A/S four banking days after the expiry of the aforesaid four-week period on Tuesday, 24 August 2010. Enclosed is a form that shall be used in connection with the transfer of the shares.

As the redemption price equals the consideration paid to tendering shareholders under the Tender Offer, the redemption price is deemed fair and equitable under applicable tender offer legislation. If, however, a minority shareholder disagrees with the redemption price, such shareholder may, pursuant to Section 70(2) of the Danish Companies Act, request that the redemption price be determined by an expert who shall be appointed by the court of the jurisdiction of Maconomy A/S’s registered office. The expert will determine the redemption price in accordance with the provisions of section 67(3) of the Danish Companies Act.

If the valuation made by the expert under section 67(3) of the Danish Companies Act results in a higher redemption price than the price offered by Deltek, Inc., such redemption price will also apply to all other shareholders whose shares are being redeemed and who have not requested a valuation. Any costs associated with an expert determination of the redemption price shall be borne by the shareholder requesting such determination, except that the court may impose the costs in whole or in part on Deltek, Inc. if the expert determination leads to a higher redemption price than that offered by Deltek, Inc.

Minority shareholders that have not transferred their shares to Deltek, Inc. upon expiration of the 4-week period described above will be requested through an advertisement inserted in the Danish Official Gazette (Statstidende) to transfer their shares to Deltek, Inc. pursuant to section 72 of the Danish Companies Act within a period of three months. If the shareholders do not transfer their shares prior to the expiry of the three-month period, the shares will be effectively redeemed and will be registered in the name of Deltek, Inc. At the same time, the redemption amount will be deposited by Deltek, Inc. in pursuance of Act No. 29 of 16 February 1932 on Debtors’ Right of Discharge by Deposit.

Herndon, Virginia, USA 21 July 2010

Deltek, Inc.

* * * * *

Statement from the Board of Directors of

Maconomy A/S

(CVR no. 13703973)

On the terms of the redemption

The Board of Directors of Maconomy A/S has received and reviewed the above notice of redemption from Deltek, Inc. in order to make this statement, cf. section 70(2) of the Danish Companies Act. The resolved redemption is on the same terms, including the same price, as offered by Deltek, Inc. in its completed Tender Offer. In the opinion of the Board of Directors the general terms of the redemption are thus in line with customary practice for the redemption of shareholders in connection with tender offers on Danish companies.

Copenhagen, 21 July 2010

The Board of Directors

Of Maconomy A/S

2

Transfer of shares in Maconomy A/S

(To be submitted to the shareholders’ own custodian bank or stockbroker for endorsement and processing)

The transfer order must take place through the shareholder’s custodian bank or stockbroker and must be in Nordea Bank Danmark A/S’s possession not later than 18 August 2010, at 05.00 p.m. CET.

The undersigned represents that the shares sold are free from any and all charges, liens, encumbrances and other third party rights.

Subject to the terms set out in the notice of 21 July 2010 from Deltek, Inc. regarding the redemption of the remaining shareholders in Maconomy A/S (CVR nr. 13 70 39 73) according to Sections 70 - 72 of the Danish Companies Act, I/we the undersigned hereby irrevocably place an order for sale of the following number of shares of DKK 2 nominal value in Maconomy A/S (ISIN securities code DK0010274174) against cash consideration of DKK 20.50 per share:

No. of Maconomy shares

I/we permit the effectuation of the sale by transfer of the Maconomy shares from my/our custodian account with:

Custodian bank or stockbroker:	VP-account:

The proceeds from the Maconomy shares sold must be transferred to:

Bank:	Registration No./Account No.

Information about the selling shareholder and signature:

Name:
Address:
City and postcode:	Registration No./Personal Identification No.:
Telephone:	Date and signature:

The undersigned custodian bank or stockbroker agrees to transfer the above Maconomy shares to Nordea Bank Danmark

A/S:

Registration No.:	CD-identification
Company stamp and signature:

Information to the custodian bank or stockbroker

Upon the endorsement of this acceptance form, the shareholder’s custodian bank or stockbroker shall not later than by 18 August 2010, at 05.00 p.m. CET have given notice of the sale order to:

Nordea Bank Danmark A/S

Securities Operations – CA

Post Box 850

0900 Copenhagen

Denmark

Tel: + 45 33 33 50 92

Fax: + 45 33 33 31 82